Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.sucpas.com

March 20, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Energy Edge Technologies Corporation
Bridgewater, NJ 08807

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the incorporation by reference in the Post-effective Amendment No. 3 to Form S-1, Registration Statement under the Securities Act of 1933, filed by Energy Edge Technologies Corporation of our report dated April 11, 2011, relating to the financial statements of Energy Edge Technologies Corporation as of and for the years ending December 31, 2010 and 2009, and the reference to us under the caption “Interests of Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan